                                                                     Exhibit 4.8

                                  MIRROR NOTE

                                COAXIAL DJM LLC

                            Dated:  August 21, 1998


     FOR VALUE RECEIVED, the undersigned, COAXIAL DJM LLC, a Delaware limited liability company (the "Obligor"), hereby unconditionally promises to pay to the order of COAXIAL LLC ("COAXIAL"), a Delaware limited liability company, the principal amount of TWELVE MILLION FIVE HUNDRED SEVENTY THOUSAND FIVE HUNDRED TWENTY FIVE DOLLARS ($12,570,525) on August 15, 2008.

     Reference is hereby made to the Indenture of even date herewith among Coaxial LLC, a Delaware limited liability company ("Coaxial"), as a co-issuer, Coaxial Financing Company, a Delaware corporation ("Coaxial Financing" and, together with Coaxial, the "Issuers"), as a co-issuer, Insight Communications of Central Ohio, LLC, as guarantor, and Bank of Montreal Trust Company, as trustee, as amended or supplemented from time to time (the "Indenture"). There shall be incorporated herein by this reference all of the terms and provisions of the Indenture as though fully stated herein. Obligor shall be subject to all of such terms and provisions (payment (including premium, if any), redemption and otherwise) thereunder as if it were a co-issuer of the Discount Notes, provided
                                                                       --------
that Obligor's obligation in respect thereof shall be limited to the proportion of the principal amount or accreted value of the Discount Notes represented by the aggregate principal value or accreted value of this Note.

     1.   Definitions.  As referred to in this Note, all capitalized terms used
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and not defined shall have the meaning assigned to them in the Indenture, all terms defined in this Note shall have the meanings assigned thereto herein and the following terms shall have the meanings specified with respect thereto:

          "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default as to the Discount Notes or Note Default as to this Note.

          "Discount Notes" shall have the meaning assigned to the term "Notes" in the Indenture.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "LLC Pledge Agreement" means the pledge agreement, dated as of August 21, 1998 between Obligor and Coaxial, as secured party.

     A "Note Default" occurs if

          (a) there is a default in payment of any principal of, or premium, if any, on this Note when the same becomes due and payable at maturity, upon acceleration or otherwise; (b) there is a default in the payment of any interest on this Note when the same becomes due and payable and the Default continues for a period of 30 days; or (c) there is a default by the Obligor in the observance or performance of any other provision in this Note for 30 days after written notice from either the Trustee or Coaxial to the Obligor; provided, however, that the meaning of "Event of Default" under
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     the Indenture and as used herein shall not be limited in any way by this definition of "Note Default."

          "Pledge Agreement" means the pledge agreement, dated as of August 21, 1998 between Coaxial and the Bank of Montreal Trust Company, as trustee.

          "Trustee" means the Trustee or successor thereof as provided for in the Indenture.

     2.   Representations and Warranties.  To induce the holder of this Note to
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accept this Note, the Obligor hereby represents and warrants to such holder that:

     (a) Obligor (i) is organized and existing under the laws of state set forth on the first page of this Note; and (ii) is duly qualified, to the extent required, to carry on its present businesses.

     (b) Obligor has the limited liability company power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary limited liability company action to authorize its execution, delivery and performance. Obligor has duly executed and delivered this Note, and this Note constitutes a legal, valid and binding obligation of Obligor enforceable in accordance with its terms, except as such enforceability may be subject to (i) the effect of any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, or similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     (c) This Note is in proper legal form under the laws of the state of formation of Obligor for the enforcement thereof in accordance with its terms against the Obligor under such laws. Neither the filing nor the recording of this Note or any other document with any court or any other government authority nor the payment of any stamp or similar tax in respect of this Note is necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Note.

     (d) No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Note or (ii) the legality, validity, binding effect or enforceability of this Note.

     (e) The execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby will not result in the breach of any terms or provisions of, or constitute a default under any judgment, decree or other agreement or instrument to which Obligor,s is a party or by which it is bound, nor will it conflict with Obligor' organizational documents.

     (f) Obligor has complied with all laws, regulations or orders applicable to its business, except for such failures to comply which would not reasonably be expected to have a material adverse effect on Obligor's ability to perform its obligations under this Note.

     (g) Obligor has received a copy of the Indenture and agrees for the benefit of any holder of this Note that it shall be bound by the defined terms and provisions of the Indenture to which reference is made herein, or which are incorporated herein.

     3.   Defaults and Remedies.  If any Event of Default or Note Default occurs
          ---------------------
and is continuing, then the holder of this Note may, by written notice to Obligor, declare the unpaid principal of, and any accrued interest on, this Note to be due and payable immediately. If any Event of Default specified in clauses (6) or (7) of
Section 6.01 of the Indenture or if any acceleration of the Discount Notes pursuant to Section 6.02 of the Indenture occurs, all outstanding principal and interest on this Note will be immediately due and payable without any declaration or other act on the part of the holder of this Note. Any acceleration of this Note may be rescinded or annulled by the holder only upon a corresponding rescission or annulment of any acceleration of the Discount Notes.

     Subject to the preceding paragraph, if an Event of Default or Note Default occurs and is continuing, the holder of this Note may pursue any available remedy by proceeding at law or in equity to collect any payment due on this Note or to enforce the performance of any provision of this Note.

     4.   Trustee Dealings with Obligor.  The Trustee, in its individual or any
          -----------------------------
other capacity (including as Paying Agent hereunder), may make loans to, accept deposits from, and perform services for the Obligor or its Affiliates, and may otherwise deal with the Obligor or its Affiliates, as if it were not Trustee.

     5.   No Recourse Against Others.  No director, officer, agent, employee or
          --------------------------
member of the Obligor shall have any liability for any of Obligor's obligations under this Note, or for a claim based on, in respect of, or by reason of, this Note or its creation. The holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

     6.   Non-recourse Obligation.  This Note will be a non-recourse obligation
          -----------------------
of the Obligor and the only recourse a holder of the Note will have with respect to the payment of principal or interest on this Note will be enforcement of the rights granted pursuant to the LLC Pledge Agreement with respect to the Pledged Collateral (as defined therein).

     7.   Notices. All notices, requests and demands to or upon the Obligor and
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the holder of this Note to be effective shall be in writing or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or in the case of facsimile notice, with written confirmation of receipt, which confirmation may be by automatic electronic means. All such notices, requests and demands shall be addressed, in the case of the holder of this Note, to such address and transmission number for notices provided to the Obligor from time to time by such holder, and in the case of the Obligor, as follows or to such other address as may be hereafter notified by the Obligor:

                    Coaxial DJM LLC
                    c/o Insight Communications Company, L.P.
                    126 East 56th Street
                    New York, NY 10022
                    Fax: 212-371-1549

                    Attention: Chief Financial Officer

                    with copies to:

                    Coaxial Communications, Inc.
                    5111 Ocean Boulevard
                    Suite C
                    Sarasota, FL  34242
                    Fax:  (941) 346-2788

                    Attention:  Dennis J. McGillicuddy

                    and

                    Dow, Lohnes & Albertson, PLLC
                    1200 New Hampshire Ave., N.W.
                    Suite 800
                    Washington, D.C  20036-6802
                    Fax:  (202) 776-2222

                    Attention:  Timothy J. Kelley, Esq.

     8.   No Waiver; Cumulative Remedies. No failure to exercise and no delay in
          ------------------------------
exercising on the part of the holder of this Note, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.   Survival of Representations and Warranties. All representations and
          ------------------------------------------
warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Note.

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

     10.  Governing Law; Jurisdiction; Waiver of Immunity.  THIS NOTE SHALL BE
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GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK,
AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

     To the extent that Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Obligor hereby irrevocably waives such immunity in respect of its obligations under this Note, to the extent permitted by law.

     11.  Third Party Beneficiaries. This Note is not intended and shall not be
          -------------------------
construed to create any rights in any Person other than the Obligor and Coaxial and the Secured Party, and no other Person shall have or may assert any right as third party beneficiary of any provision hereof; provided, that the Trustee may
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exercise the rights granted to it under the Pledge Agreement.

     12.  Interpretation. This Note is one of the LLC Mirror Notes referred to
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in the Indenture issued for the purpose of permitting Coaxial to make a loan to
Obligor out of the proceeds of the sale of the Discount Notes while providing an instrument with provisions allowing Coaxial to satisfy its payment requirements under the Discount Notes. This Note shall be interpreted and construed in a manner which is consistent with and which furthers this purpose.
Notwithstanding the provisions of the second introductory paragraph of this Note, certain provisions of the Indenture are unrelated to the purposes of this Note (e.g., Articles 7 and 10). Accordingly, such provisions of the Indenture shall not be incorporated to the extent they are unrelated to any of the foregoing purposes.

     IN WITNESS WHEREOF, the Obligor has caused this Note to be signed manually by its duly authorized officer.



                                         COAXIAL DJM LLC


                                         By: /s/ Kim D. Kelly
                                            --------------------------------
                                            Name: Kim D. Kelly
                                            Title: Executive Vice President

                          ALLONGE TO PROMISSORY NOTE

        Reference is hereby made to that certain Mirror Note (the "Note") dated August 21, 1998 in the original principal amount of $12,570,525 issued by Coaxial DJM LLC, a Delaware limited liability company (the "Obligor"), and payable to the order of Coaxial LLC, a Delaware limited liability company ("Coaxial").

        FOR VALUE RECEIVED, Coaxial hereby sells, assigns and transfers the Note unto
     ------------------------------------------------------------------------

-----------------------------------------------------------------------------


Dated:
      ---------------------


                                                COAXIAL LLC


                                                By: /s/ Sidney R. Knafel
                                                   --------------------------

     August 21, 1998

     TO:  Coaxial DJM LLC

     Reference is hereby made to the Note, dated August 21, 1998 (the "Note"), between you and Coaxial LLC (the "Company") in the original principal amount of $12,570,525. By Pledge Agreement, dated as of August 21, 1998 (the "Pledge
 ----------
Agreement"), the Company has pledged the Note and the proceeds thereof to Bank of Montreal Trust Company, as trustee (the "Trustee") for the holders of Discount Notes referred to in the Pledge Agreement, to secure payment and performance of obligations of the Company to the Trustee and such holders.

     You are hereby irrevocably directed, to make any and all payments becoming due under the Note directly to the Trustee, without set-off or counterclaim, as provided in the Indenture (as defined in the Note) at the Trustee's office located at 88 Pine Street, New York, NY 10005.

     The instructions contained herein are irrevocable and may not be amended, revoked or otherwise modified without the prior written consent of the Trustee.



COAXIAL LLC                                BANK OF MONTREAL TRUST COMPANY


By: /s/ Sidney R. Knafel                        By: /s/ Amy Roberts
   --------------------------------           --------------------------------
   Name: Sidney R. Knafel                     Name: Amy Roberts
   Title: Chairman                            Title: Vice President

                          ACKNOWLEDGEMENT AND CONSENT


     The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement described in the foregoing letter and agrees for the benefit of the Trustee and the holders of Discount Notes to be bound by the terms of the Pledge Agreement and to comply with the terms of the foregoing letter. To the best knowledge of the undersigned, no representation or warranty of the Company in the Pledge Agreement is incomplete or incorrect.


                              COAXIAL DJM LLC


                              By: /s/ Kim Kelly
                                 -------------------------------
                                 Name: Kim Kelly
                                 Title: Executive Vice President